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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number 0-7638
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                         First Michigan Bank Corporation
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             (Exact name of registrant as specified in its charter)

                  One Financial Plaza, Holland, Michigan 49423
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                                 (616) 355-9200
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $1.00 Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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           (title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]           Rule 12h-3(b)(1)(i)           [ ]
Rule 12g-4(a)(1)(ii)        [ ]           Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)         [ ]           Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)        [ ]           Rule 12h-3(b)(2)(ii)          [ ]
                                          Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification or notice
date:   0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Huntington
Bancshares Incorporated, as the successor to First Michigan Bank Corporation, by merger, has caused this Certification and Notice of Termination relating to First Michigan Bank Corporation to be signed on its behalf by the undersigned duly authorized person.

DATE:    October 14, 1997                By:   /s/ Ralph K. Frasier
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                                             Ralph K. Frasier, Secretary of
                                             Huntington Bancshares Incorporated